Exhibit 99.1

FOR IMMEDIATE RELEASE

ICR, LLC for Alimera Sciences John Mills 310-954-1105 John.Mills@icrinc.com	For press inquiries: Katie Brazel, Fleishman-Hillard for Alimera Sciences 404-739-0150 Katie.Brazel@fleishman.com

ALIMERA SCIENCES CLOSES $40 MILLION FINANCING

Stockholders Approve the Issuance of Series A Preferred Stock and Warrants

ATLANTA, GA. October 2, 2012 — Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced that it has completed the sale of $40 million of Series A Convertible Preferred Stock (the “Series A Preferred”) and warrants to purchase Series A Preferred (the “Warrants”) to a group of institutional investors, including both existing and new investors, in a private placement.

On October 1, 2012, the Company held a special stockholders meeting at which the stockholders approved the issuance of Series A Preferred and Warrants pursuant to applicable NASDAQ Listing Rules.

“We believe the closing of this financing combined with our current cash position will enable us to proceed with the direct commercialization of ILUVIEN in Germany, the United Kingdom and France, without needing to raise any additional funds for this purpose,” said Dan Myers, Alimera’s President and Chief Executive Officer. “We expect to begin shipping ILUVIEN to Europe in the fourth quarter of 2012 and generating revenue during the first quarter of 2013.”

At the closing, Alimera sold 1,000,000 units, with each unit consisting of one share of Series A Preferred and a Warrant to purchase .30 shares of Series A Preferred, at a purchase price of $40.00 per unit. The financing resulted in gross proceeds to the Company of approximately $40 million, before deducting expenses payable by the Company of approximately $650,000.

Each share of Series A Preferred is convertible into shares of Alimera’s common stock, at conversion prices ranging from $2.66 to $3.16 per share based on the occurrence or non-occurrence of certain events. The conversion price is also subject to certain customary price based anti-dilution adjustments. The Warrants are exercisable upon issuance at an exercise price of $44.00 per share of Series A Preferred, provided, however, that the Warrants may be exercised, at the option of the holders, directly for the common stock that would otherwise then be issuable upon conversion of the Series A Preferred covered by such Warrants.

About ILUVIEN®

ILUVIEN (190 micrograms fluocinolone acetonide intravitreal implant in applicator) is a sustained release intravitreal implant used to treat chronic DME. Each ILUVIEN implant provides a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide (FAc). ILUVIEN is inserted in the back of the patient’s eye to a position that takes advantage of the eye’s natural fluid dynamics. The applicator employs a 25-gauge needle, which allows for a self-sealing wound.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently Alimera is focused on diseases affecting the back of the eye, or retina. Its primary product, ILUVIEN, is an intravitreal implant containing fluocinolone acetonide (FAc), a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease.

Forward Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s commercial plans for ILUVIEN in Germany, the United Kingdom and France. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, uncertainty as to Alimera’s ability to commercialize , and market acceptance of, ILUVIEN in Germany, the UK and France, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. Additional factors may also be set forth in those sections of Alimera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 to be filed with the SEC. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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